EXHIBIT 99.2

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Financial Statements (Unaudited)
For the Three Months and Nine Months Ended
September 30, 2010 and 2009

Connecticut Energy Corporation and CTG Resources, Inc.

Index

Condensed Combined Financial Statements (Unaudited)
for the Three Months andNine Months Ended September 30, 2010 and 2009	Page(s)

Condensed Combined Statements of Operations	1

Condensed Combined Statements of Comprehensive Income (Loss)	1

Condensed Combined Balance Sheets	2 - 3

Condensed Combined Statements of Cash Flows	4

Condensed Combined Statements of (Accumulated Deficit) Retained Earnings	5

Notes to Condensed Combined Financial Statements	6 – 14

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Operations – (Unaudited)

	Three Months		Nine Months
Periods ended September 30,	2010	2009	2010	2009
(Thousands)
Operating Revenues
Sales and services	$111,060	$84,511	$537,494	$537,513
Operating Expenses
Natural gas purchased	55,612	25,091	293,353	293,717
Other operating expenses	33,867	31,955	94,254	104,191
Maintenance	6,249	4,697	17,704	13,965
Depreciation and amortization	11,086	10,825	34,349	40,241
Goodwill impairment charge	-	-	249,844	-
Other taxes	7,620	7,525	33,506	34,911
Total Operating Expenses	114,434	80,093	723,010	487,025
Operating (Loss) Income	(3,374)	4,418	(185,516)	50,488
Other (Income)	(1,566)	(2,200)	(8,477)	(5,973)
Other Deductions	1,777	203	7,118	1,754
Interest Charges	7,314	7,763	22,149	23,695
(Loss) Income Before Income Taxes	(10,899)	(1,348)	(206,306)	31,012
Income Taxes (Benefit) Expense	(13,405)	(7,034)	(3,880)	1,328
Net Income (Loss)	2,506	5,686	(202,426)	29,684
Less: Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	13	39	26
Net Income Attributable to Other Noncontrolling Interests	60	246	353	498
Net Income(Loss) Attributable to CEC and CTG	$2,433	$5,427	$(202,818)	$29,160
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Comprehensive Income (Loss) – (Unaudited)

	Three Months		Nine Months
Periods ended September 30,	2010	2009	2010	2009
(Thousands)
Net Income (Loss)	$2,506	$5,686	$(202,426)	$29,684
Other Comprehensive Income, Net of Tax	389	445	140	664
Comprehensive Income (Loss)	2,895	6,131	(202,286)	30,348
Less: Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	13	13	39	26
Comprehensive Income Attributable to Other Noncontrolling Interests	60	246	353	498
Comprehensive Income (Loss) Attributable to CEC and CTG	$2,822	$5,872	$(202,678)	$29,824
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Balance Sheets – (Unaudited)

	September 30, 2010	December 31, 2009
(Thousands)
Assets
Current Assets
Cash and cash equivalents	$55,566	$25,367
Accounts receivable and unbilled revenues, net	86,621	128,705
Accounts receivable affiliate	1,265	1,441
Notes receivable affiliate	3,050	5,700
Natural gas in storage, at average cost	132,345	145,362
Materials and supplies, at average cost	1,682	1,407
Deferred income taxes	1,129	141
Derivative assets	-	306
Prepaid taxes	11,370	33,371
Prepayments and other current assets	10,437	10,910
Total Current Assets	303,465	352,710
Utility Plant, at Original Cost
Natural gas	1,333,907	1,315,749
Less accumulated depreciation	427,625	430,702
Net Utility Plant in Service	906,282	885,047
Construction work in progress	4,316	1,370
Total Utility Plant	910,598	886,417
Other Property and Investments
Other property and investments	56,168	58,470
Investment in wind farms	298,283	304,821
Total Other Property and Investments	354,451	363,291
Regulatory and Other Assets
Regulatory assets
Unfunded future income taxes	93,179	86,606
Deferred income taxes	8,780	7,947
Environmental remediation costs	2,926	3,342
Deferred purchased gas	6,968	34,674
Low income program	39,324	47,121
Pension and other postretirement benefits	154,984	162,270
Other	45,025	36,890
Total regulatory assets	351,186	378,850
Other assets
Goodwill	210,029	459,873
Other	13,646	17,649
Total other assets	223,675	477,522
Total Regulatory and Other Assets	574,861	856,372
Total Assets	$2,143,375	$2,458,790
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Balance Sheets – (Unaudited)

	September 30, 2010	December 31, 2009
(Thousands)
Liabilities
Current Liabilities
Current portion of long-term debt	$30,000	$40,000
Note payable to affiliate	12,284	16,100
Accounts payable and accrued liabilities	7,933	11,649
Accounts payable, natural gas purchased	27,162	54,494
Accounts payable to affiliates	4,851	7,909
Interest accrued	6,262	6,211
Taxes accrued	24,476	25,487
Customer deposits	9,834	10,145
Derivative liability	53	-
Other	19,495	18,929
Total Current Liabilities	142,350	190,924
Regulatory and Other Liabilities
Regulatory liabilities
Accrued removal obligations	195,595	189,555
Deferred income taxes	39,323	39,854
Pension benefits	21,288	23,730
Other	51,258	64,657
Total regulatory liabilities	307,464	317,796
Other liabilities
Deferred income taxes	292,675	235,212
Pension and other postretirement benefits	136,538	136,124
Asset retirement obligations	18,017	17,530
Other	23,005	4,003
Total other liabilities	470,235	392,869
Total Regulatory and Other Liabilities	777,699	710,665
Long-term debt	314,000	344,000
Total Liabilities	1,234,049	1,245,589
Commitments and Contingencies
Preferred Stock of Subsidiary
Redeemable preferred stock, noncontrolling interests	750	750
CEC and CTG Common Stock Equity Common stock	2	2
Capital in excess of par value	1,117,678	1,183,228
(Accumulated deficit) Retained earnings	(215,595)	23,223
Accumulated other comprehensive (loss)	(44)	(184)
Total CEC and CTG Common Stock Equity	902,041	1,206,269
Other Noncontrolling Interests	6,535	6,182
Total Equity	908,576	1,212,451
Total Liabilities and Equity	$2,143,375	$2,458,790
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc.
Condensed Combined Statements of Cash Flows – (Unaudited)

Nine months ended September 30,	2010	2009
(Thousands)
Operating Activities
Net (loss) income	$(202,426)	$29,684
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	34,349	32,929
Amortization of regulatory and other assets and liabilities	7,224	8,353
Deferred income taxes and investment tax credits, net	49,371	21,906
Goodwill impairment charge	249,844	-
Bridgeport pipeline contract impairment	-	7,312
Pension expense	7,997	5,673
Changes in current operating assets and liabilities
Accounts receivable and unbilled revenues, net	42,260	113,598
Inventories	12,742	59,323
Prepayments and other current assets	779	(6,222)
Accounts payable and accrued liabilities	(34,106)	(74,653)
Interest accrued	51	2,585
Taxes accrued	20,157	(1,895)
Other current liabilities	308	1,307
Pension and other postretirement benefits contributions	(3,700)	(4,700)
Changes in other assets	3,874	2,096
Changes in other liabilities	2,247	15,096
Net Cash Provided by Operating Activities	190,971	212,392
Investing Activities
Utility plant additions	(26,857)	(24,707)
Proceeds from sale of Capitol Area System	-	10,624
Notes receivable, affiliate	2,650	(2,300)
Other property additions	-	(3,965)
Investments available for sale	8,840	2,559
Investment in wind farms	-	(304,821)
Net Cash (Used in) Investing Activities	(15,367)	(322,610)
Financing Activities
Equity contribution from parent	-	305,400
Long-term note issuances	-	20,000
Long-term note retirements	(40,000)	(14,900)
Notes payable three months or less, net	-	(122,650)
Notes payable to affiliate three months or less, net	(3,816)	-
Liquidating dividends	(65,550)	(37,325)
Dividends paid on preferred stock of subsidiary, noncontrolling interests	(39)	(26)
Dividends paid on common stock	(36,000)	(12,000)
Net Cash (Used in) Provided by Financing Activities	(145,405)	138,499
Net Increase in Cash and Cash Equivalents	30,199	28,281
Cash and Cash Equivalents, Beginning of Period	25,367	29,616
Cash and Cash Equivalents, End of Period	$55,566	$57,897
The accompanying notes are an integral part of our condensed combined financial statements.

Connecticut Energy Corporation and CTG Resources, Inc. CondensedCombined Statements of (Accumulated Deficit) Retained Earnings – (Unaudited)

Nine months ended September 30,	2010	2009
(Thousands)
Balance, Beginning of Period	$23,223	$9,303
Add net (loss) income	(202,426)	29,684
	(179,203)	38,987
Deduct net income attributable to other noncontrolling interests	353	498
Deduct preferred stock dividends of subsidiary, noncontrolling interests	39	26
Deduct dividends on common stock	36,000	12,000
Balance, End of Period	$(215,595)	$26,463
The accompanying notes are an integral part of our condensed combined financial statements.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 1. Unaudited Condensed Combined Financial Statements

In management’s opinion, the accompanying unaudited condensed combined financial statements reflect all adjustments necessary for a fair statement of the interim periods presented. All such adjustments are of a normal, recurring nature. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

These financial statements represent the combined financial statements of Connecticut Energy Corporation (CEC) and CTG Resources, Inc. (CTG) after eliminating intercompany transactions under the basis of common control because both companies are owned by Iberdrola USA, Inc. (Iberdrola USA). The financial statements of CEC and CTG consolidate their majority-owned subsidiaries after eliminating intercompany transactions.

We have evaluated events or transactions that occurred after September 30, 2010, for inclusion in these financial statements through November 8, 2010, which is the date these financial statements were available to be issued.

On May 25, 2010, UIL Holdings Corporation (UIL) entered into an agreement to purchase CEC and CTG as well as Berkshire Energy Resources. Pursuant to the agreement, UIL will obtain the natural gas distribution utilities owned by CEC and CTG, which are The Southern Connecticut Gas Company (SCG) and Connecticut Natural Gas Corporation (CNG). Iberdrola USA, Inc. will retain its nonutility subsidiaries, CNE Energy Services Group, Inc. (CNE Energy) and TEN Companies, Inc. (TEN), at the time of the transaction. The purchase is subject to various state and federal approvals. On October 27, 2010, the Connecticut Department of Public Utility Control issued a draft decision approving the sale. A final decision is expected on November 10, 2010. We expect the sale to be completed in November 2010.

The accompanying unaudited condensed combined financial statements should be read in conjunction with the combined annual financial statements and notes thereto for the fiscal year ended December 31, 2009. Due to the seasonal nature of our operations, financial results for interim periods are not necessarily indicative of trends for a 12-month period.

Bridgeport pipeline contract impairment: In 1998 CNE Energy, a subsidiary of CEC, provided the funds for the construction of an 11.5 mile long pipeline in Bridgeport, Connecticut, which is subject to a 20 year gas transmission agreement (Agreement) with an unrelated entity. CNE Energy recorded the $12.8 million total cost of construction of the pipeline as an intangible asset (contract interest) on its balance sheet, which it then began to amortize over the 20-year life of the project. SCG constructed the pipeline and has owned and operated it since its completion. In addition to funding the pipeline construction costs, CNE Energy has paid all operating and maintenance costs related to the pipeline project. As a result of Energy East Corporation’s acquisition of SCG and CNE Energy in February 2000, the value of the investment in the pipeline was assessed and CNE Energy recorded an intangible asset of $2.4 million. CNE Energy has been amortizing the valuation adjustment over the remaining term of the Agreement, since February 2000.

In February 1998 the Connecticut Department of Public Utility Control (DPUC) issued a decision concerning the allocation of revenues during the first 10 years of the Agreement, allocating a portion to SCG for the benefit of its ratepayers with the remaining portion retained by CNE Energy. The original DPUC decision required SCG to petition the DPUC by July 1, 2008, for an

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

adjustment to the allocation of revenues for the second 10 years of the Agreement. The DPUC issued a decision on April 1, 2009, reducing the annual revenue allocation to CNE Energy for the remaining term of the Agreement. Based on its estimate of undiscounted cash flows for the remaining years, CNE Energy determined that the combined $7.1 million carrying amount of the contract interest and valuation adjustment was not recoverable, and impaired the entire net carrying amount.  In addition, because substantially all of its economic activity is derived from the Bridgeport contract, CNE Energy also impaired $0.2 million of net goodwill in 2009. The combined pretax impairments totaling approximately $7.3 million are included in depreciation and amortization on the statement of operations. The total after-tax effect of the impairments is approximately $4.7 million.

Liquidating dividends: During 2010 CEC has declared and paid liquidating dividends to Iberdrola USA as follows: $18 million declared in March and paid in April, $18 million declared and paid in June, and $29.55 million declared and paid in September. CEC also declared and paid liquidating dividends of $37.3 million in 2009. The liquidating dividends are being paid to flow the tax benefits of CNE Energy’s investment in wind farms to Iberdrola USA.

Note 2. Other (Income) and Other Deductions

	Three Months		Nine Months
Periods ended September 30,	2010	2009	2010	2009
(Thousands)
Interest and dividend income	$(125)	$(85)	$(309)	$(319)
Carrying costs on regulatory assets	(319)	(288)	(917)	(840)
Gain on weather derivative	-	-	(3,000)	-
Equity in partnership interest	(878)	(1,040)	(3,155)	(3,350)
Gain on sale of Capitol Area System	-	-	-	(493)
Life insurance credit	-	-	(254)	-
Miscellaneous	(244)	(787)	(842)	(971)
Total other (income)	$(1,566)	$(2,200)	$(8,477)	$(5,973)
Civic donations	$38	$36	$91	$90
Losses on energy risk contracts	-	-	263	316
Loss on wind farms	1,649	-	6,538	871
Miscellaneous	90	167	226	477
Total other deductions	$1,777	$203	$7,118	$1,754

Note 3. Goodwill

Iberdrola USA’s decision to sell its northeastern natural gas companies, including SCG and CNG, allows it to increase its focus on its electricity business and provides it with a funding source for its announced electric transmission investments. The sale agreement represented a triggering event and we performed an impairment assessment of the goodwill for SCG and CNG in accordance with the accounting standards concerning goodwill and other intangibles. We determined that the carrying value of the combined companies exceeded the purchase price agreed to by UIL for CNG and SCG, resulting in a goodwill impairment of $250 million.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

The carrying amount of goodwill at December 31, 2009, and September 30, 2010, is shown in the following table.

Nine Months Ended September 30, 2010
(Thousands)
Balance, beginning of period
Goodwill	$460,115
Accumulated impairment losses	(242)
459,873
Impairment for UIL agreement to purchase CEC and CTG	(249,844)
Balance, end of period
Goodwill	460,115
Accumulated impairment losses	(250,086)
$210,029

The above amounts include goodwill of $3.8 million at December 31, 2009, and September 30, 2010, for TEN. There was no impairment of TEN’s goodwill.

Note 4. Income Taxes

Our tax expense differed from the expense at the statutory rate of 35% due to the following:

	Three Months		Nine Months
Periods ended September 30,	2010	2009	2010	2009
(Thousands)
Tax expense at statutory rate	$(3,815)	$(471)	$(72,208)	$10,854
Flow-through items
Depreciation and amortization not normalized	(827)	(254)	(1,039)	(672)
Removal costs	321	(87)	(754)	(1,022)
Tax return and audit adjustments	2,275	(1,482)	2,275	(1,482)
Three-way payment plan	(621)	442	1,213	2,015
Production tax credits	(5,752)	(7,061)	(18,245)	(12,858)
State taxes, net of federal benefit	(285)	(1,602)	3,017	(307)
Goodwill impairment	-	-	87,536	-
Other, net	(4,701)	3,481	(5,675)	4,800
Difference from statutory	(9,590)	(6,563)	68,328	(9,526)
Total income taxes	$(13,405)	$(7,034)	$(3,880)	$1,328

Income taxes were $9.6 million lower for the three months ended September 30, 2010, than they would have been at the federal statutory rate of 35%, and $6.6 million lower for the three months ended September 30, 2009. Income taxes were $68.3 million higher for the nine months ended September 30, 2010, and $9.5 million lower for the nine months ended September 30, 2009, than they would have been at the federal statutory rate of 35%. The effective tax rate for the nine months ended September 30, 2010, was higher than the statutory rate primarily due to the recording of a goodwill impairment due to the expected sale of CNG and SCG. The goodwill impairment does not result in a corresponding tax benefit because there is no tax basis in the goodwill. CEC and CTG were acquired in 2000 in a nontaxable transaction resulting in the tax basis being carried over versus there being a step-up in tax basis. The effect of production tax credits generated as a result of our investment in wind farms reduced income

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

taxes for all of the above presented periods. In addition, we recorded adjustments for our 2009 tax return in September 2010 and for our 2008 tax return in September 2009.

Elimination of tax deduction related to Medicare Part D Subsidy: The Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act of 2010 (H.R. 4872) were signed into U.S. law in late March 2010. SCG and CNG receive a federal subsidy because we sponsor retiree health benefit plans that provide a benefit that is at least actuarially equivalent to the benefits under Medicare Part D. The subsidy is known as the Retiree Drug Subsidy (RDS or the subsidy). The RDS payments we receive are not currently taxed. A provision in the PPACA changes the tax treatment of the RDS, requiring the amount of the subsidy received to be offset against the amount of retiree health care payments that would be eligible for a tax deduction. As a result, the subsidy received would reduce an employer’s tax deduction for the costs of retiree health care. Our subsidy receipts will effectively become taxable in tax years that begin after December 31, 2012.

In accordance with U.S. GAAP concerning accounting for income taxes, a reporting entity is required to immediately recognize the effect of a change in tax law in continuing operations in the income statement in the period that includes the enactment date. We were required to record the effect of the change related to the RDS in the quarter ended March 31, 2010, due to the fact that we accounted for the future tax benefit on an accrual basis. In accounting for the effect of the change for U.S. GAAP reporting, an employer that captured the tax benefit of future subsidies on an accrual basis would now be required to reduce the accumulated deferred tax asset on its balance sheet related to the accrued estimated deductible retiree health care payments to reflect the fact that the future deduction will now be reduced by the collection of the accrued subsidy. Companies such as CNG and SCG that meet the requirements concerning accounting for regulated operations offset that decrease with the establishment of a regulatory asset. As a result, we recorded a regulatory asset for unfunded future income taxes of approximately $1.6 million and reduced our deferred income tax asset related to the costs of retiree health care by approximately $1.0 million. In addition, since the recognition of the unfunded future income tax regulatory asset is considered a temporary difference, we recognized an associated deferred income tax liability of approximately $0.6 million. There is no immediate effect on the income statement under this accounting, only our balance sheet is affected.

Note 5. New Accounting Standards

New accounting standard adopted: We have adopted a new accounting standard issued by the Financial Accounting Standards Board (FASB) as explained below.

Disclosures about fair value measurements: In January 2010 the FASB issued amendments to improve disclosures about fair value measurements. New disclosures that are or will be required include: 1) details of transfers in and out of Level 1 and Level 2 of the fair value measurement hierarchy, and 2) gross presentation of roll forward activity within Level 3 – separate presentation of information about purchases, sales, issuances and settlements. Entities will also have to provide fair value measurement disclosures for each class of assets and liabilities, as well as disclosures about inputs and valuation techniques for both recurring and nonrecurring Level 2 and Level 3 fair value measurements. The amendments are effective for interim and annual reporting periods beginning after December 15, 2009, except that the disclosures about Level 3 roll forward activity are effective for fiscal years beginning after December 15, 2010, and interim periods within those fiscal years. Our adoption of the amendments effective for interim and annual periods beginning on or after January 1, 2010, did

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

not affect our results of operation, financial position or cash flows. Our adoption of the amendments concerning Level 3 roll forward activity effective for fiscal years beginning on or after January 1, 2011, and interim periods within those fiscal years, will not affect our results of operation, financial position or cash flows.

Note 6. Accounts receivable

Accounts receivable include unbilled revenues of $16.8 million at September 30, 2010, and $41 million at December 31, 2009, net of an allowance for doubtful accounts at September 30, 2010 of $9.1 million and $7.4 million at December 31, 2009. Accounts receivable do not bear interest, although late fees may be assessed.

In July 2010 we recorded an adjustment of $2.3 million to our bad debt allowance, resulting in an increase in Other operating expenses for the third quarter. The adjustment is a change in estimate as a result of no longer factoring in customer security deposits when we determine the amount of the allowance. We recorded the change in estimate prior to the issuance of our combined financial statements for the quarter and six months ended June 30, 2010, but made no adjustments to those financial statements. The adjustment is not material to our combined statements of operations for the three months and nine months ended September 30, 2010.

Note 7. Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis

Fair Value Measurements Using
Description	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
(Thousands)
September 30, 2010
Assets
Noncurrent investments available for sale	$9,673	$9,673	-	-
Total	$9,673	$9,673	-	-
Liabilities
Derivatives	$(53)	-	-	$(53)
Total	$(53)	-	-	$(53)
December 31, 2009
Assets
Noncurrent investments available for sale	$13,445	$13,445	-	-
Derivatives	306	-	-	$306
Total	$13,751	$13,445	-	$306

The derivatives asset for the weather derivative totaled $0.3 million at December 31, 2009. The contract settled in April 2010 and CNG received a payment of $3 million, the maximum allowed under the contract for temperatures that were warmer than normal.

Valuation techniques: We measure the fair value of our noncurrent investments available for sale using quoted market prices in active markets for identical assets. The investments

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

primarily consist of money market funds, but also include some fixed income and equity investments.

Fleet fuel derivatives are included in Level 3 of the fair value hierarchy due to the fact that a proprietary calculation (unobservable to the market) is used to arrive at the valuation.

The fair value of fleet fuel derivative contracts is determined by comparing the initial cost of the derivative contracts to the exchange-based settlement price as described in New York
Mercantile Exchange Rulebook Chapter 6 Section 6.51(a) adjusted by a calculated rolling three-year locational basis derived from actual company purchases of fleet fuel within a particular fleet fueling location.

Instruments measured at fair value on a recurring basis using significant unobservable inputs

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Three months ended September 30,	2010	Derivatives, Net 2009
(Thousands)
Beginning balance	$(90)	$(107)
Total gains (losses) (realized/unrealized)
Included in earnings	19	150
Included in other comprehensive income	18	(39)
Ending balance	$(53)	$4

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Nine months ended September 30,	2010	Derivatives, Net 2009
(Thousands)
Beginning balance	$306	$(336)
Total (losses) gains (realized/unrealized)
Included in earnings	(20)	465
Included in other comprehensive income	2,524	(125)
Purchases, issuances and settlements	(2,863)	-
Ending balance	$(53)	$4

The amounts of realized and unrealized gains and losses included in earnings for the periods (above), which are reported in the various categories indicated are:

Other operating expense
(Thousands)
Total gains included in earnings for the three months ended September 30,
2010	$19
2009	$150

Total (losses) gains included in earnings for the nine months ended September 30,
2010	$(20)
2009	$465

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 8. Regulatory Proceedings

CNG overearnings and rate filing: In June 2008 CNG filed its monthly financial report with the DPUC showing that it exceeded its allowed return on equity (ROE) by more than 100 basis points for the sixth consecutive monthly period. As a result, the DPUC initiated an overearnings investigation. In August 2008 the DPUC issued a decision ordering CNG to implement a rate decrease of $15 million effective August 6, 2008, and the filing of a rate case by January 1, 2009.

In January 2009 CNG filed an application for a delivery rate increase of $16.2 million or approximately 4.4% over the revenues produced from its existing rate schedules. The DPUC issued CNG’s rate order on July 23, 2009, requiring a rate reduction of 4.2% effective July 31, 2009. CNG appealed the order and the application of new tariffs prescribed by the rate order was temporarily suspended by the court. On January 6, 2010, the Connecticut Superior Court entered a ruling against CNG’s appeal. On January 21, 2010, CNG filed for a continuation of the temporary stay while it pursues an appeal of that decision. On May 28, 2010, CNG appealed the decision to the Connecticut Supreme Court. Oral argument is expected to be presented in the fourth quarter of 2010 with a decision on the appeal not expected until the first quarter of 2011.

SCG overearnings and rate filing: In July 2008 SCG filed its monthly financial report with the DPUC showing that it exceeded its allowed ROE by more than 100 basis points for the sixth consecutive monthly period. As a result, the DPUC initiated an overearnings investigation. In October 2008 the DPUC issued a decision ordering SCG to implement a rate decrease of $15 million effective October 24, 2008, and to file pro forma adjustments for the purpose of a surcharge for the period beginning October 24, 2008, through June 30, 2009.

In January 2009 SCG filed an application for a delivery rate increase of $50.1 million or approximately 15.2% over the revenues produced from its existing rate schedules. The DPUC issued SCG’s rate order on July 2, 2009, requiring a rate reduction of 3.2% effective August 19, 2009. SCG appealed the order and the application of new tariffs prescribed by the rate order was temporarily suspended by the Court until it makes a final decision on the appeal. On December 17, 2009, the Court issued an order requiring the DPUC to provide its reasoning for several findings in its decision within 90 days. On April 1, 2010, the Connecticut Superior Court entered a ruling against SCG’s appeal. On April 16, 2010, SCG filed for a continuation of the temporary stay while it pursues an appeal of that decision. On May 28, 2010, SCG appealed the decision to the Connecticut Supreme Court. Oral argument is expected to be presented in the fourth quarter of 2010 with a decision on the appeal not expected until the first quarter of 2011.

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 9. Retirement Benefits

We have funded noncontributory defined benefit pension plans that cover substantially all of our employees. The plans provide defined benefits based on years of service and final average salary. We also have postretirement health care benefit plans covering substantially all of our employees. The health care plans are contributory with participants' contributions adjusted annually.

Components of net periodic benefit cost:

	Pension Benefits		Postretirement Benefits
Three months ended September 30,	2010	2009	2010	2009
(Thousands)
Service cost	$1,251	$1,167	$173	$143
Interest cost	4,450	4,428	777	818
Expected return on plan assets	(5,264)	(5,459)	(320)	(224)
Amortization of prior service cost (benefit)	85	129	(24)	34
Amortization of net loss	2,144	1,626	164	182
Net periodic benefit cost	$2,666	$1,891	$770	$953

	Pension Benefits		Postretirement Benefits
Nine months ended September 30,	2010	2009	2010	2009
(Thousands)
Service cost	$3,754	$3,502	$518	$428
Interest cost	13,349	13,283	2,329	2,456
Expected return on plan assets	(15,792)	(16,379)	(959)	(673)
Amortization of prior service cost (benefit)	254	389	(72)	102
Amortization of net loss	6,432	4,878	493	546
Net periodic benefit cost	$7,997	$5,673	$2,309	$2,859

Notes to Condensed Combined Financial Statements

Connecticut Energy Corporation and CTG Resources, Inc.

Note 10. Segment Information

Our natural gas delivery segment consists of our regulated transportation, storage and distribution operations in Connecticut. We measure segment profitability based on net income. Eliminations and other includes primarily our intersegment and intercompany eliminations. Selected information for our operating segments includes:

	Natural Gas Delivery	CNE Energy	TEN	Eliminations and other	Total
(Thousands)
Three months ended:
September 30, 2010
Operating Revenues	$102,138	$2,246	$8,432	$(1,756)	$111,060
Net (Loss) Income Attributable to CEC and CTG	$(4,653)	$4,717	$1,891	$478	$2,433
September 30, 2009
Operating Revenues	$76,571	$2,875	$7,619	$(2,554)	$84,511
Net (Loss) Income Attributable to CEC and CTG	$(615)	$5,838	$1,396	$(1,192)	$5,427
Nine months ended:
September 30, 2010
Operating Revenues	$510,737	$7,728	$25,286	$(6,257)	$537,494
Net (Loss) Income Attributable to CEC and CTG	$(222,548)	$15,194	$4,794	$(258)	$(202,818)
September 30, 2009
Operating Revenues	$509,191	$9,648	$26,107	$(7,433)	$537,513
Net (Loss) Income Attributable to CEC and CTG	$19,713	$6,610	$4,911	$(2,074)	$29,160

Total Assets
September 30, 2010	$1,735,864	$342,501	$68,050	$(3,040)	$2,143,375
December 31, 2009	$2,036,072	$353,736	$71,958	$(2,976)	$2,458,790